Exhibit 10.24

January 9, 2014

PERSONAL AND CONFIDENTIAL

Alison Lawton

39 Robinson Road

Lexington, MA 02420

RE:                          Separation Agreement

Dear Alison:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms regarding your separation of employment from OvaScience, Inc. (the “Company”).  As more fully set forth below, the Company desires to provide you with separation benefits in exchange for certain agreements by you.  This Agreement shall become effective on the eighth (8th) day following your acceptance of it (the “Effective Date”) as described below.

1.                                      Separation Date.  You acknowledge that your employment with the Company shall terminate effective on January 9, 2014 (the “Separation Date”).  You acknowledge that from and after the Separation Date, you shall not have any authority and shall not represent yourself as an employee or agent of the Company.  The Company will provide you with all wages owed through the Separation Date, including accrued but unused vacation time.  The Company further agrees to pay all normal and reasonable business expenses that you have incurred in the ordinary course of business through the Separation Date.  Receipts for any outstanding business expenses shall be submitted within ten (10) days of the date hereof.

2.                                      Consideration.  In exchange for the mutual covenants set forth in this Agreement, the Company agrees to provide you with the following:

(a)                                 Continued payment, for a period of nine (9) months, of your gross bi-weekly base salary of $13,461.54, less all applicable federal, state, local and other legally required or authorized deductions (the “Separation Pay”); provided that, you acknowledge and agree that the total amount of Separation Pay that you shall be eligible to receive under this Agreement shall be $262,500.03.  The Separation Pay shall be paid in accordance with the Company’s normal payroll practices, with the first such payment being made on the Company’s first payroll date following the Effective Date.  Provided that you are otherwise in compliance with the terms of this Agreement, if you die before the entire Separation Pay is paid, the balance will be paid to your spouse, if he is not alive at the time to your estate.

(b)                                 By law, and regardless of whether you sign this Agreement, you will have the right to continue your medical and dental insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  The COBRA qualifying event shall be deemed to have occurred on the Separation Date. Upon completion of the appropriate COBRA forms and your execution of this Agreement, and subject to all the requirements of COBRA, you will be allowed to continue participation in the Company’s health and dental insurance plans at the Company’s expense (except for your co-pay or your portion of premium payments, if any, which shall be deducted from your Separation Pay to the same extent that such deductions are made for persons currently employed by the Company), until October 9, 2014 (the “Separation Benefits”).  All other benefits shall cease as of the Separation Date.  Notwithstanding any other provision of this Agreement, this obligation shall cease on the date you become eligible to receive health insurance benefits through any other employer, and you agree to provide the Company with written notice immediately upon securing such employment and upon becoming eligible for such benefits.

(c)                                  In addition to the provision of Separation Pay and Separation Benefits, the Company agrees to instruct its current executive officers, as such term is defined in Rule 16a-1(f) promulgated under the Securities and Exchange Act of 1934, not to make any statements, written or oral, that disparage you.

3.                                      Equity.

(a)                                 Pursuant to the terms of your Incentive Stock Option Agreement Granted Under 2012 Stock Incentive Plan, the form of which is attached hereto, the terms of such Agreement, including without limitation Section 4 — Company Right of First Refusal (the “ROFR”), Section 5 — Agreement in Connection with Initial Public Offering (the “IPO Lockup”) and Section 7 — Transfer Restrictions, shall continue to apply to the First Option (defined below) as hereinafter amended (the “First Option Agreement”) and the terms of the Company’s 2012 Stock Incentive Plan (the “Plan”), provided however, that the Company agrees to make a limited waiver of the ROFR and IPO Lockup, upon your written request, to permit your sale of up to 15,000 shares per month from shares issued upon exercise of the Accelerated Vested Option (defined below), but only during the six month period ending on the date twelve months after the Separation Date. On March 7, 2013 you were granted an option (the “First Option”) to purchase 368,892 shares of the Company’s Common Stock (the “Shares”).  As of the Separation Date, no Shares subject to the First Option have vested (the “Vested Shares”) and all of the 368,892 Shares subject to the First Option are unvested (the “Unvested Shares”).  You acknowledge and agree that, upon the Separation Date, 276,669 of the Unvested Shares subject to the Option shall be terminated and you shall have no right(s) to exercise the Option with respect to any portion of such Unvested Shares and the remaining 92,223 shares shall be deemed to vest accordance with the terms set forth in Section 3(b) of this Agreement.

(b)                                 As additional consideration for your covenants and obligations hereunder, the Company will accelerate the vesting on 92,223 of the Unvested Shares subject to the First Option Agreement (which otherwise would have vested on January 21, 2014), such that 92,223 Unvested Shares subject to the First Option Agreement will be vested and exercisable by you as of the Effective Date (the “Accelerated Vested Option”), and such acceleration has been approved by the Compensation Committee, acting for the Board of Directors.  You and the Company further agree that the accelerated vesting of the Accelerated Vested Option shall result in a conversion of the option from an incentive stock option taxable in accordance with Section 422 of the Internal Revenue Code of 1986 (as amended) (the “Code”) to a non-qualified stock option taxable in accordance with Section 83(a) of the Code if exercised more than three months after your termination of employment or at earlier if you exercise the Accelerated Vested Option through the use of the net exercise provision discussed below and upon such exercise you will be required to provide the Company with all minimum applicable federal, state, local and other legally required tax withholdings prior to the Company’s issuance to you of any Shares upon exercise of the Accelerated Vested Option.  You further acknowledge and agree that (i) the Company does not guarantee or make any representations regarding the tax consequences or tax treatment of the Accelerated Vested Option upon exercise or sale of the underlying shares and (ii) the Accelerated Vested Option shall terminate in accordance with the Plan and Section 3 of the First Option Agreement, subject to clause (c) below.

(c)                                  As further consideration for your covenants and obligations hereunder, (i) Section 3(c) of the First Option Agreement shall be amended such that the right to exercise the Accelerated Vested Option shall terminate twelve months after the Separation Date instead of three months after the Separation Date and (ii) the Compensation Committee, acting for the Board of Directors, has approved your ability to pay for the exercise of the Accelerated Vested Option by “net exercise” as set forth in Section 5(f)(4) of the Plan.

(d)                                 Pursuant to the terms of your Incentive Stock Option Agreement dated June 7, 2013, as hereinafter amended (the “Second Option Agreement”) and the terms of Plan, you were granted an option (the “Second Option”) to purchase 100,300 Shares.  As of the Separation Date, no Shares subject to the Second Option have vested and all of the Shares subject to the Second Option are unvested.  You acknowledge and agree that, upon the Separation Date, all 100,300 of the Shares subject to the Second Option shall be terminated and you shall have no right(s) to exercise the Second Option.

(e)                                  You acknowledge and agree that if you breach any term of this Agreement or the terms of the “Non-Competition Agreement” (as defined below) or the Non-Disclosure Agreement (as defined below), then the Accelerated Vested Option (to the extent unexercised) shall be immediately terminated and forfeited to the Company in accordance with the terms of Section 3(c) of the First Option Agreement and the Plan.

(f)                                   Except for the First Option Agreement and the Second Option Agreement, you represent and agree that (i) you do not own any other common stock, stock options, or other equity interest in the Company, (ii) you have no right to acquire any stock options, common stock, equity or other interest in the Company other than the Accelerated Vested Option, and (iii) you shall not have any right to vest in any equity interests of the Company or any stock options under any Company equity, stock and/or stock option plan or program (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment with the Company other than the Accelerated Vested Option.

(g)                             All references in this Agreement to Shares are subject to appropriate adjustments for stock splits, stock dividends, reverse stock splits, and similar recapitalizations following the Effective Date.

4.                                      No Amounts Owing.  You acknowledge and agree that the Separation Pay and Separation Benefits provided for in this Agreement are not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice, and that the Separation Pay and Separation Benefits to be provided to you are not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto.  You further acknowledge and agree that, except for the specific financial consideration set forth in this Agreement and wages due and owing through the Separation Date, you have been paid and provided all wages, commissions, bonuses, vacation pay, holiday pay and any other form of compensation that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from Company.  For the avoidance of doubt, you specifically acknowledge and agree that you are not eligible or otherwise entitled to receive, and shall not receive, a bonus for the year ended December 31, 2013 and you specifically waive any right or rights to any such bonus under any Company bonus or incentive compensation plan, policy, or agreement, including, without limitation, claims under the Employment Agreement (defined below).

5.                                      Cooperation.  You agree that both during and at any time after your employment, you shall cooperate fully with the Company in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation, in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its affiliates and its and their officers and employees.  Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available, upon reasonable notice to meet with the Company regarding matters in which you have been involved, and any contract matters or audits; to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company.  In addition, you agree to make yourself reasonably available to speak to Company representatives in connection with any questions or issues that arise related to the transition of your duties or responsibilities.  You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, you shall promptly notify Chris Lindblom at the Company.  Chris can be reached at (617) 299-7342.  The Company agrees to make its requests reasonable and to reimburse you for any reasonable expenses incurred by you in connection with your cooperation under this Section 5.

6.                                      Confidentiality; Non-Disparagement; Related Covenants.  You hereby acknowledge and agree:

(a)                                 that, by no later than the Separation Date, you shall return to the Company all Company documents and property (and any copies, duplicates, or replicas thereof), and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(b)                                 that, in the event that you receive an order, subpoena, request, or demand for disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information from any court or governmental agency, or from a party to any litigation or administrative proceeding, you shall as soon as reasonably possible and prior to disclosure notify the Company of same, in order to provide the Company with the opportunity to assert its respective interests in addressing or opposing such order, subpoena, request, or demand;

(c)                                  that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity, taxing authorities or government agency (except as mandated by state or federal law);

(d)                                 that, in exchange for the payments and benefits to be provided to you pursuant to Section 2 of this Agreement, you agree to (i) execute the Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A (the “Non-Compete Agreement”) and the Invention and Non-Disclosure Agreement attached hereto as Exhibit B (the “Non-Disclosure Agreement”); (ii) you shall honor and abide by the terms of the Non-Competition Agreement and the Non-Disclosure Agreement, which shall survive the termination of your employment with the Company; and (iii) you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(e)                                  that you will not make any statements that are disparaging about, or adverse to, the interests or business of the Company (including its officers, directors, employees, direct or indirect shareholders, agents and representatives) including, without limitation, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company (including its officers, directors, employees, direct or indirect shareholders, agents and representatives); and

(f)                                   that if the Company in good faith determines that you have materially breached any of the foregoing covenants, it shall be relieved of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover the Separation Pay, Separation Benefits and the Accelerated Vested Option (to the extent then unexercised) previously provided to you.

7.                                      Release of Claims.  You hereby agree that by signing this Agreement and accepting the Separation Pay, Separation Benefits, Accelerated Vested Option and other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company(1) whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date.  Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever

(1)                                 For the purposes of this Section 7, the parties agree that the term “Company” shall include OvaScience, Inc., its divisions, affiliates, parents and subsidiaries, and any of its and their respective officers, directors, shareholders, employees, consultants, contractors, attorneys, agents and assigns.

(including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

•                  Claims under any state or federal statute, regulation or executive order  (as amended through the Effective Date) relating to employment,  discrimination, fair employment practices, or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the Massachusetts Fair Employment Practices Statute (M.G.L. c. 151B § 1 et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93 §102), the Massachusetts Civil Rights Act (M.G.L. c. 12 §§ 11H & 11I), the Massachusetts Privacy Statute (M.G.L. c. 214 § 1B), the Massachusetts Sexual Harassment Statute (M.G.L. c. 214 § 1C), and any similar Massachusetts or other state or federal statute.

•                  Claims under any Massachusetts (or any other state) or federal statute, regulation or executive order (as amended through the Effective Date) relating to leaves of absence, layoffs or reductions-in-force, wages, hours, or other terms and conditions of employment, including but not limited to the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.) the Massachusetts Wage Act (M.G.L. c. 149 § 148 et. seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1 et. seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149 § 105A), and any similar Massachusetts or other state or federal statute.  Please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act.

•                  Claims under any state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

•                  Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002 and any similar Massachusetts or other state or federal statute.

•                  Claims under any Company compensation, benefit, stock option, incentive compensation, bonus, restricted stock, and/or equity plan, program, policy, practice or agreement, including, without limitation the Second Option Agreement, the Unvested Shares under the First Option Agreement, the Plan, and the employment letter agreement between you and the Company dated December 19, 2012 (the “Employment Agreement”) but not including the Accelerated Vested Option.

•                  Any other Claim arising under any other state or federal law.

You explicitly acknowledge that because you are over forty (40) years of age, you have specific rights under the ADEA, which prohibits discrimination on the basis of age, and that the releases set forth in this Section 7 are intended to release any right that you may have to file a claim against the Company alleging discrimination on the basis of age.

Notwithstanding the foregoing, this Section 7 does not:

•                                        release the Company from any obligation expressly set forth in this Agreement or from any obligation, including without limitation obligations under the Workers Compensation laws, which as a matter of law cannot be released;

•                                        prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”);

•                                        prohibit you from participating in an investigation or proceeding by the EEOC or any comparable state or local agency;

•                                        release or waive any claims that may arise after the Separation Date;

•                                        prohibit you from challenging or seeking a determination in good faith of the validity of this release or waiver under the ADEA and does not impose any condition precedent, penalty, or costs for doing so unless specifically authorized by federal law.

•                                        release or waive claims to vested benefits;

•                                        release or waive your rights to indemnification and defense that exist at the time you execute this Agreement; and/or

•                                        release your claim to unemployment compensation which the Company will not contest; provided that, the Company shall not be required to falsify any information that it provides to the Massachusetts Department of Unemployment Assistance related to your application for unemployment benefits.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim whatsoever, including those raised through a charge with the EEOC, except those which, as a matter of law, cannot be released.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Separation Pay, Separation Benefits and the Accelerated Vested Option being provided to you under the terms of this Agreement.  You further agree that should you breach this Section 7, the Company, in addition to any other legal or equitable remedy available to the Company, shall be entitled to recover the Separation Pay, the Accelerated Vested Option and cost of Separation Benefits provided to you pursuant to Section 2 of this Agreement.

8.                                      ADEA Review and Revocation Period.  It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement.  To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.  The Company also is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement (the “Review Period”) by signing below and returning it to Ileen Winick, Human Resources, OvaScience, Inc., 215 First Street, Cambridge, MA  02142.  You agree that any modifications, material or otherwise, made to this Agreement do not and will not restart or affect in any manner whatsoever, the original twenty-one day Review Period.  In addition, you may rescind your assent to this Agreement within seven (7) days after you sign it (the “Revocation Period”).  To do so, you must deliver a notice of rescission to Ileen.  To be effective, such rescission must be hand delivered or postmarked within the Revocation Period and sent by certified mail, return receipt requested, to Ileen at the address above.

9.                                      Taxation.  Both you and the Company intend this Agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986 (as amended).  You acknowledge and agree, however, that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, to consequences related to Code Section 409A.  In the event any payments or benefits are deemed by the IRS to be non-compliant, this Agreement, at your option, shall be modified to the extent practicable, so as to make it compliant by altering the payments or benefits, or the timing of their receipt, provided that no such modification shall increase the Company’s obligations hereunder.

10.                               Voluntary Agreement.  By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

11.                               Entire Agreement; Modifications; Choice of Law and Venue; Jury Waiver.  You acknowledge and agree that with the exception of the Non-Competition Agreement, Non-Disclosure Agreement, the First Option Agreement, which all shall remain in full force, except as modified herein and effect according to their terms, this Agreement supersedes any and all prior oral and/or written agreements and sets forth the entire agreement between you and Company.  For the avoidance of doubt, you specifically acknowledge and agree that this Agreement supersedes the Employment Agreement, which is hereby terminated and no longer of any force or effect.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.  This Agreement shall take effect as an instrument under seal and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles.  You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its formation or breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts.  Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action.

12.                               Severability.  The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full; provided that, if any provision of Section 7 of this Agreement is or are held unenforceable by any court of law, and you proceed with any Claim (within the scope of Section 7 above) against the Company (including the Company’s divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, employees, attorneys, agents and assigns) then you agree to return all money paid to you under Section 2 hereof, and the Company shall be relieved from any further obligation to provide you with any further Separation Pay, Separation Benefits, the Accelerated Option or any other form of consideration or compensation described in this Agreement.

This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

[Signature Page Follows]

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to me within twenty-one (21) days of the date of this letter.

Very truly yours,

OvaScience, Inc.

By:
Its:

Confirmed and Agreed:

Alison Lawton

Dated: